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                                                                    EXHIBIT 99.1

For Immediate Release


                   AMEDISYS EXPANDS OPERATIONS IN TEXAS MARKET

     Purchase of Fort Worth Agency From Baylor Health Care System Represents
                      Second Acquisition In Lone Star State

BATON ROUGE, Louisiana (August 1, 2002) - Amedisys, Inc. (NasdaqSC: AMED), one of America's leading home health nursing companies, today announced that it has acquired All Saints Home Care Services ("All Saints") of Fort Worth, Texas, effective August 1, 2002. Terms of the transaction were not disclosed.

The All Saints agency was previously owned by Baylor All Saints Medical Center and All Care, Inc., both of which are affiliated with the Baylor Health Care System of the greater Dallas/Fort Worth area. The agency primarily serves patients in Tarrant County and should contribute approximately $3.3 million to Amedisys' annualized revenues.

"We are excited to continue our expansion in the Texas market through the acquisition of an agency that was affiliated with the highly respected Baylor Health Care System," stated William F. Borne, Chief Executive Officer of Amedisys, Inc. "Baylor has eleven affiliated hospitals in the Dallas/Fort Worth area, and we believe that our quality programs and outcome-based clinical protocols will benefit the communities we serve. We entered the Texas market earlier this year with the acquisition of an agency in Corpus Christi, and we believe the state represents a tremendous growth opportunity for Amedisys. Our plans call for the pursuit of both internal and external growth opportunities throughout the state."

Amedisys, Inc., a leading multi-regional provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq SmallCap Market under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

    Additional information on this Company can be found on the World Wide Web



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                             http://www.amedisys.com

                    For further information, please contact:

             Greg Browne, Chief Financial Officer at (225) 292-2031
                                       or
    RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893
                                  or via e-mail

                              at info@rjfalkner.com